Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of September 7, 2026 (the “Effective Date”) by and between StablecoinX Inc (the “Company”), and Young Cho (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive desire that Executive shall continue to serve as the Chief Financial Officer of the Company on the terms set forth in this Agreement and to confirm the terms and conditions of such employment by entering into this Agreement; and

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	Term of Employment. The term of Executive’s employment by the Company commenced on June 25, 2026 and shall terminate in accordance with Section 4 hereof (such term, the “Term”).

2.	Position, Duties, and Location.

a.	Position and Duties. Executive shall serve as the Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer (the “CEO”). During the Term, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the Board, which duties, authority, and responsibilities are consistent with the Executive’s position.

b.	Attention and Time. Executive shall devote all of Executive’s business attention and time to Executive’s duties hereunder and shall use Executive’s reasonable best efforts to carry out such duties faithfully and efficiently. During the Term, it shall not be a violation of this Agreement for Executive to: (i) serve on industry, trade, civic, or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; (iii) manage personal investments or (iv) with the consent of the Board, serve as a director of a company, as long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities as described herein. Notwithstanding the foregoing, Executive shall use Executive’s best efforts to resign from any outside positions consistent with Executive’s obligations with respect to such position if the Board determines in good faith that such activities interfere in any material respect with the performance of Executive’s duties and responsibilities for the Company or are otherwise detrimental to the Company.

c.	Location. Executive’s principal place of employment shall be in Texas, but Executive shall be required to travel to and render services at other locations, as may be reasonably required by Executive’s duties hereunder.

3.	Compensation.

a.	Base Salary. Executive shall receive a base salary (as applicable, the “Base Salary”) at an annual rate of no less than $300,000. The Base Salary shall be reviewed by the Company at least annually for increase, beginning approximately January 1, 2028. Notwithstanding the foregoing, the Company may reduce Executive’s Base Salary on a proportionate basis that affects all other similarly situated executive officers of the Company provided that the Company restores Executive’s Base Salary to its prior level when the salaries of other similarly situated executive officers are restored to their prior levels. The Base Salary shall be paid at such times and in such manner as the Company customarily pays the base salaries of its employees. On the next regularly scheduled payroll date following the Effective Date of this Agreement (the “Applicable Payroll Date”), the Company shall pay Executive a one-time Base Salary payment calculated on a pro-rata basis for Executive’s service from July 1, 2026 through the Applicable Payroll Date, subject to applicable tax withholding and other ordinary payroll deductions. Upon Executive’s receipt of such payment, Executive acknowledges, solely with respect to amounts then due and payable, that Executive has received all wages and other cash compensation due from the Company under this Agreement through the Applicable Payroll Date. In the event that Executive’s Base Salary is increased by the Board in its discretion at any time during the Term, such increased amount shall thereafter constitute the Base Salary.

b.	Annual Bonus. During the Term, Executive shall be eligible to earn an annual discretionary bonus (the “Annual Bonus”) with a target amount of 100% of the Base Salary (the “Target Annual Bonus”) and a maximum amount of 150% of the Base Salary (“Maximum Annual Bonus”), based on the achievement of applicable performance goals established by the Board (including any committee thereof) after consultation with the Executive. The bonus payment may be greater or less than the target amount, based upon the achievement of annual Company performance goals established by the Board (including any committee thereof) and the discretion of the Board (including any committee thereof). Notwithstanding the foregoing, the Annual Bonus for 2026 will not be less than the target bonus for 2026 prorated based on the number of days the Executive was employed by the Company as a proportion of 365 days. The Company may choose to pay any Annual Bonus in either cash or shares of the Company stock; provided, however, that if any Annual Bonus is paid in shares of the Company stock, any shares of Company stock paid as part or all of the Annual Bonus shall be valued at the volume weighted average price (VWAP) for a share of Company stock for the sixty (60) trading days prior to the grant date.

c.	Equity Awards. Subject to Board approval, Executive shall be granted restricted stock units. During the Term, Executive shall be eligible to be considered annually for equity-based long-term incentive awards under the Company’s equity incentive plans on terms and conditions determined by the Compensation Committee of the Board in its discretion.

d.	Other Compensation and Benefits. During the Term, Executive shall be entitled to participate in or receive benefits under employee benefits programs of the Company that are made available to senior executives of the Company to the extent that Executive complies with the conditions attendant with coverage under such plans or arrangements. Executive shall be entitled to four (4) weeks of paid vacation per calendar year or, if more favorable to Executive, to the paid vacation available to Executive under the Company’s vacation policy.

e.	Expenses. The Company shall reimburse Executive in accordance with applicable Company policy for all reasonable expenses that Executive incurs during Executive’s employment with the Company in carrying out Executive’s duties under this Agreement.

4.	Termination of Employment. Executive’s employment shall terminate automatically upon Executive’s death or Disability. The Company may terminate Executive’s employment for Cause or without Cause. Executive may terminate Executive’s employment with or without Good Reason. Executive shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth in the applicable provisions of this Section 4. Upon termination of Executive’s employment for any reason, the Company shall pay Executive by the next regularly scheduled payroll date following Executive’s Date of Termination (except with respect to reimbursements described in clause (C), which shall be paid within 20 business days of Executive’s Date of Termination): (A) unpaid Base Salary through the Date of Termination, (B) any benefits due to Executive under any health, disability or 401(k) plan of the Company, and (C) any expense reimbursement owed to Executive, provided Executive properly submits documentation therefor in accordance with applicable Company policy within 10 business days after the Date of Termination ((A), (B), and (C) collectively, the “Accrued Amounts”).

a.	Death; Disability; Termination for Cause; Termination without Good Reason. Upon a termination of Executive’s employment (i) due to Executive’s death or Disability, or (ii) by the Company for Cause or by Executive without Good Reason, Executive (or, in the case of Executive’s death, Executive’s estate and/or beneficiaries) shall be entitled to Executive’s Accrued Amounts and Executive shall have no further right or entitlement under this Agreement to payments arising from termination of Executive’s employment due to death or Disability, by the Company for Cause, or by Executive without Good Reason. Executive shall not be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

b.	Termination Without Cause or for Good Reason Outside of Qualifying Change in Control Period. In the event that, during the Term other than during a Qualifying Change in Control Period, the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason, in lieu of any payments or benefits under any severance program or policy of the Company or its Affiliates, Executive shall be entitled to the Accrued Amounts and, subject to Executive’s continued compliance with the obligations in this Agreement and the effectiveness of the Release as set forth in Section 4(e), the following payments (with no payments being made prior to the date the Release becomes effective):

i.	a cash payment equal to 12 months of COBRA premiums based upon the COBRA-eligible benefits Executive is enrolled in at the time of termination. The payment will be made in one lump sum. Executive shall have the sole responsibility to elect COBRA coverage, comply with the requirements of COBRA, and to make all monthly premiums in the manner required by the COBRA administrator; and

ii.	any earned but unpaid Annual Bonus for any fiscal year that has ended prior to the date of such termination of employment, which amount shall be paid at such time Annual Bonuses are paid to other senior executives of the Company and may be paid in cash or in shares of the Company stock (an “Earned Bonus”); provided, however, that if the Earned Bonus is paid in shares of the Company stock, any shares of Company stock paid as part or all of the Earned Bonus shall be valued at the volume weighted average price (VWAP) for a share of Company stock for the sixty (60) trading days prior to the grant date.

c.	Termination Without Cause or for Good Reason During a Qualifying Change in Control Period. In the event that, during a Qualifying Change in Control Period, the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason, in lieu of any payments or benefits under any severance program or policy of the Company or its Affiliates, Executive shall be entitled to the Accrued Amounts and, subject to Executive’s continued compliance with the obligations in this Agreement and the effectiveness of the Release as set forth in Section 4(e) the following (with no payments being made prior to the date the Release becomes effective):

i.	payment of an amount in cash equal to the product of 2.0 and the sum of (X) Executive’s Base Salary and (Y) Target Bonus, such amount to be paid in a lump sum;

ii.	a cash payment equal to 18 months of COBRA premiums based upon the COBRA-eligible benefits Executive is enrolled in at the time of termination. The payment will be made in one lump sum. Executive shall have the sole responsibility to elect COBRA coverage, comply with the requirements of COBRA, and to make all monthly premiums in the manner required by the COBRA administrator; and

iii.	Earned Bonus, paid in cash.

d.	Release. As a condition for receiving the payments and benefits set forth in Section 4(b) or Section 4(c), Executive shall be required, within 60 days of Executive’s Date of Termination, to execute, deliver, and not revoke (with any applicable revocation period having expired) a general release of claims in substantially the form attached hereto as Exhibit A (the “Release”). If the Release does not become effective within 60 days of Executive’s Date of Termination, then Executive will not have any right or entitlement to the Severance. To the extent required by Section 25, any payments or benefits that would have otherwise been made during such 60-day period shall not be made and shall be accumulated and paid in a single lump sum on the first regularly scheduled payroll date following the expiration of such 60-day period.

e.	Full Discharge. The amounts payable to Executive under this Section following termination of Executive’s employment shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims Executive may have in respect of Executive’s employment by the Company, and Executive acknowledges that such amounts are fair and reasonable, and Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or breach of this Agreement. Nothing contained in this sub-section shall serve as a bar to any claim that would not have been released if Executive executed the release attached as Exhibit A upon Executive’s Date of Termination, whether or not such release is required to be executed in connection with such termination.

f.	Other Positions. Executive shall immediately resign, and shall be deemed to have immediately resigned without the requirement of any additional action, from any and all positions Executive holds (including, if applicable, as a member of the Board) with the Company or its Affiliates on Executive’s Date of Termination. Executive agrees to take all necessary steps and execute all documents to effectuate such resignation(s), including those steps and documents as reasonably requested by the Company.

5.	Definitions. For purposes of this Agreement, the following definitions shall apply:

a.	“Affiliate” shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

b.	“Cause” shall mean: (A) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony (other than a traffic-related offense) or any other criminal offense involving fraud, dishonesty, misappropriation, or moral turpitude; (B) any willful action or willful omission by Executive which results in material financial loss or liability to the Company or any Affiliate or, in any material respect, impairs the reputation, goodwill, or business of the Company or any Affiliate; (C) Executive’s willful failure or refusal to comply with the lawful directives of the Board; (D) conduct subjecting the Company into substantial public disgrace or disrepute; or (E) Executive’s material breach of this Agreement or any other agreement between Executive and the Company or any Affiliate; provided, however, with respect to subsections (B), (C), (D) or (E), the Company may terminate for Cause only if (I) the Company provides written notice to Executive specifying such event and (II) Executive does not cure, if curable, such event within 14 days of such notice. For purposes of subsection (B) hereof, no act, or failure to act, on the part of Executive shall constitute Cause if (I) Executive acted, or failed to act, in a manner approved by the Board, or (II) Executive acted, or failed to act, based upon the advice of legal counsel for the Company.

c.	“Change in Control” means Change in Control as defined in the StablecoinX Inc. 2026 Stock Incentive Plan.

d.	“Competing Business” means any person, business or enterprise which is (i) a digital asset treasury company including any public company listed on a US national exchange that holds the majority of its balance sheet assets in digital assets, (ii) any global company operating in the stablecoin infrastructure software or services sector or (iii) any company that designs, develops, markets, sells, distributes, or provides any product or service that is the same as, substantially similar to, or competitive with any product or service designed, developed, marketed, sold, distributed, or provided by the Company (or that the Company has taken material steps to design, develop, manufacture, market, sell, distribute, or provide and which Executive has Confidential Information regarding such material steps) as of, or during the twelve (12) months of the Term. For the avoidance of doubt, an investment management firm that offers mutual funds, ETFs, or private funds that invest in the stablecoin infrastructure software or services sector or in digital assets shall not be considered a Competing Business.

e.	“Confidential Information” means any non-public business information that Executive may generate, receive, or have access to (including prior to the date of this Agreement) as a result of Executive’s employment by the Company (including information concerning or received from the Company or any partners, vendors, customers, or others with whom the Company has a confidentiality obligation), regardless of whether such information is marked as “confidential” or whether such information is in intangible form or in electronic, oral, visual, written, or other tangible form. Confidential Information includes non-public information: (i) that is protected as a trade secret under applicable law; (ii) regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, competitive analysis, vendors, suppliers, customers, or personal information; or (iii) that otherwise pertains to Innovations. Confidential Information does not include information that is in or enters the public domain other than through (i) a data security breach or (ii) Executive’s or any third party’s breach of this Agreement or any similar obligations of confidentiality owed to the Company.

f.	“Date of Termination”/“Notice of Termination.” Any termination of Executive’s employment by the Company or by Executive under Section 4 (other than termination due to death) shall be communicated by written notice to the other party (a “Notice of Termination”). Such Notice of Termination shall: (A) indicate the specific termination provision in this Agreement relied upon; (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under such provision; and (C) specify a “Date of Termination.” If submitted by Executive, the Date of Termination shall be at least thirty (30) days following the date of such notice (the “Notice Period”). The Company may, in its sole discretion, require an earlier Date of Termination without any further liability, provided that the Company pays Executive the Base Salary through the Date of Termination initially specified in the Notice Period. A Notice of Termination submitted by the Company may specify a Date of Termination on the date Executive receives the Notice of Termination, or any later date elected by the Company, in its sole discretion, not to exceed thirty (30) days following the date of such notice. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of Executive or the Company hereunder, nor preclude Executive or the Company from asserting such fact or circumstance within six (6) months from the Date of Termination in order to enforce their otherwise applicable rights hereunder.

g.	“Disability” shall mean the Executive’s inability due to a mental or physical impairment to substantially perform Executive’s duties for the Company for 90 consecutive days or 180 days in any one-year period. If the parties cannot agree as to the existence of Executive’s Disability, the same shall be determined in writing by a qualified independent medical authority mutually acceptable to Executive and the Company. Executive shall fully cooperate in good faith in connection with the determination of whether Disability exists.

h.	“Good Reason” shall mean the occurrence, without Executive’s express written consent, of: (A) a material adverse change in the Executive’s title or reporting relationship or a material diminution in Executive’s employment duties, responsibilities, or authority; (B) Executive is not appointed to the Board or to the Investment Committee or ceases to be a member of the Board or the Investment Committee (other than by reason of Executive’s voluntary resignation from such position); (C) any material reduction in Base Salary (other than a reduction that affects all similarly situated executives of the Company on a proportionate basis); (D) relocation of the Executive’s principal place of employment without the Executive’s consent; (E) the Company’s material breach of this Agreement or any other agreement between Executive and the Company or any Affiliate; provided that Executive may terminate for Good Reason only if (I) within 60 days of the date Executive has actual knowledge of the occurrence of an event of Good Reason, Executive provides written notice to the Company specifying such event, (II) the Company does not cure such event within 30 days of such notice, and (III) Executive terminates Executive’s employment within 30 days of the end of such cure period. For the avoidance of doubt, “Good Reason” will not exist if the Company places Executive on administrative leave, a temporary suspension, or other similar leave pending the Company’s investigation into potential misconduct or violation of Company policy by Executive.

i.	“Government Agency(ies)” means any securities regulatory agency or authority, any self-regulatory organization, or any other federal or state regulatory authority or board, including the Equal Employment Opportunity Commission, the National Labor Relations Board, and the Securities and Exchange Commission.

j.	“Innovation(s)” means all works of authorship (including software, applications, interfaces documentation, drawings, specifications, graphics, photographs, recordings, and audiovisual works), ideas, systems, know-how, prototypes, devices, designs, configurations, models, inventions (whether or not patentable), discoveries, creations, conceptions, compilations, reductions to practice, materials, improvements, processes, techniques, combinations, formulae, patterns, developments, proprietary information and data, and any intellectual property rights (including any patents (including the right to claim priority thereto), copyrights, trademarks, trade secrets, or other proprietary rights and the right to sue for, settle, and release past, present, and future infringement of any of the foregoing).

k.	“Qualifying Change in Control Period” means the period from three months before a Change in Control through two years after a Change in Control.

l.	“Restricted Area” means: (i) any state within the United States; and (b) any other country in which the Company engages in business, or otherwise provides any products or services within the last year of the Term.

m.	“Third-Party Innovation” means any Innovation or proprietary information that is not owned by the Company.

n.	“Work Product” means any Innovation or Confidential Information that Executive, solely or jointly, makes, conceives, creates, develops, or reduces to practice during or, to the maximum extent permitted by applicable law, as a result of Executive’s employment with the Company, including prior to the Effective Date, that: (i) relates to the Company’s business; (ii) relates to the Company’s actual or demonstrably anticipated research or development; (iii) results from Executive’s work for the Company; or (iv) was developed by Executive during working hours or with the use of the Company’s equipment, supplies, facilities, or information.

6.	Protection and Nondisclosure of Confidential Information. Executive agrees that, except as required in Executive’s work for the Company or authorized in writing by the Company, Executive will keep in confidence and will not disclose or use any Confidential Information, either during or after the Term, for the maximum duration permitted by applicable law. Except for a Third-Party Innovation that is lawfully available to Executive because of Executive’s work for the Company, Executive will not use or disclose any Third-Party Innovation in connection with Executive’s work for the Company.

7.	Return of Information. At the Company’s request, or upon termination of Executive’s employment, Executive will deliver to the Company (and will not recreate or deliver to anyone else) all (i) Company-provided equipment, including, computers, laptops, iPads, tablets, cell phones, e-mails, cloud-based storage, encryption keys, tokens, passwords, account information, and other electronic storage devices; (ii) Work Product (as defined below); and (iii) Confidential Information or other property developed or obtained by Executive during Executive’s employment with the Company. This includes returning any Work Product or Confidential Information contained on Executive’s personal computers, laptops, iPads, tablets, cell phones, e-mail, cloud-based storage, encryption keys, tokens, passwords, account information, or other electronic storage devices. Executive acknowledges and agrees that Executive will preserve and protect all Company records, data, and communications (including Confidential Information) and Executive will not delete, transfer, or alter such information, except in accordance with the Company’s policies and/or authorization. Executive acknowledges and agrees that Executive will sign and deliver to the Company (if requested) a document attesting that Executive has complied with the obligations regarding the return of Company equipment, property, and/or Confidential Information as outlined in this Section 7.

8.	Assignment of Innovations. Except as limited by applicable law, and to the extent any Work Product does not automatically vest in the Company by law, Executive irrevocably assigns to the Company all right, title, and interest in and to all Work Product. Notwithstanding the foregoing, this Section 8 does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company. If any Work Product cannot be assigned by Executive to the Company (such as any “moral rights of authors”), Executive irrevocably and perpetually waives Executive’s right to assert such rights and consent to any action of the Company (or any other person or entity authorized by the Company) that would violate such rights in the absence of such consent. Executive will promptly disclose all Work Product to the Company in writing in accordance with the Company’s written procedures, a copy of which will be provided to Executive upon request. When requested, Executive will execute any documents or instruments lawfully requested by the Company to formally convey and transfer ownership of any Work Product and, at no cost, assist the Company or its designee to obtain, protect, or enforce any intellectual property rights in the Work Product. If the Company is unable for any reason to secure Executive’s assistance in perfecting the rights transferred by this Agreement, then Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file applications with Government Agencies to register Innovations and to do any lawfully permitted acts to further the prosecution and issuance of any patent or copyright registrations with the same legal force and effect as if executed by Executive. This appointment is deemed to be coupled with an interest and therefore irrevocable.

9.	Restrictive Covenants.

a.	Acknowledgments. Executive acknowledges that the Company has invested extraordinary resources to the development of protectable business interests, including Confidential Information, relationships with the Company employees and customers and highly valuable goodwill. Executive also acknowledges that: (a) the Company takes significant steps to preserve and to protect its Confidential Information and other protectable business interests; (b) these protectable business interests are critical to the Company’s competitive advantage and ability to operate as a going concern; (c) during the course of Executive’s employment with the Company, Executive has had and will continue to have access and exposure to the Company’s Confidential Information and other protectable business interests; (d) the Company’s protectable business interests will retain continuing vitality throughout and beyond Executive’s employment with the Company; (e) if Executive were to leave the Company and perform services for a competitor in a manner proscribed by this Agreement, it is highly likely, if not inevitable, that Executive would rely upon the Company’s Confidential Information in the course of Executive’s work, either consciously or subconsciously; (f) any diminution of the Company’s competitive advantage caused by Executive engaging in the activities proscribed by this Agreement would have severe and irreparable repercussions on the Company’s business; and (g) in light of Executive’s, general knowledge and skill, compliance with this Agreement will not prevent the Executive from earning a living following the termination of the Executive’s employment with the Company. Accordingly, the Executive acknowledges and agrees that the restrictions in Section 9 are necessary to safeguard the Company’s protectable business interests, and Executive’s compliance with such restrictions does not and will not impose an undue hardship on Executive.

b.	Non-Competition. During the Term and for the twelve (12) months after the termination of Executive’s employment with the Company, whether with or without Cause or Good Reason, Executive will not, directly or indirectly, carry on or render services in any capacity as an executive or senior-level position or that otherwise involves duties of operational management, business strategy, sales, marketing, business development, product development, employee recruitment, customer procurement (or any other position where Executive’s performance of services could be reasonably expected to risk disclosure of the Company’s Confidential Information) to or on behalf of any Competing Business within the Restricted Area and so long as the Company carries on a like business within the Restricted Area. For the avoidance of doubt, this Section 9(b) will not, however, prevent Executive from acquiring, solely as an investment, any publicly-traded securities of any person so long as he remains a passive investor in such person and does not own more than one percent (1%) of the outstanding securities thereof.

c.	Non-Solicitation of Company Employees. During the Term and for the twenty-four (24) months after the termination of Executive’s employment with the Company, whether with or without Cause or Good Reason, Executive will not, directly or indirectly, for Executive or any third party other than the Company, hire, solicit, induce, recruit, or encourage any Company employee, or attempt to hire, solicit, induce, recruit, or encourage any Company employees, to leave their employment with the Company (the “Restricted Personnel”); provided, that the foregoing shall not be violated or breached by general advertising not directly targeted at the Restricted Personnel, so long as such person is not thereafter hired, solicited, induced, recruited, or encouraged to leave employment with the Company.

d.	Non-Solicitation of Other Parties; Non-Disparagement. During the Term and for the twenty-four (24) months after the termination of Executive’s employment with the Company, whether with or without Cause or Good Reason, Executive will not, directly or indirectly, for Executive or any other third party other than the Company, solicit persuade, or encourage, or attempt to solicit, persuade, or encourage any current or prospective customer with whom Executive had Material Contact within the period of twenty-four (24) months prior to Executive’s separation from the Company to limit, reduce, refrain from, or cease doing business with the Company. “Material Contact” has occurred if (a) Executive had material business dealings with the individual or entity on behalf of the Company; (b) Executive was responsible for supervising or coordinating the material business dealings between the individual/entity and the Company; or (c) Executive obtained Confidential Information about the individual/entity as a result of Executive’s employment with the Company. Executive agrees that Executive will not, whether during or after Executive’s employment with the Company, make any public statement, orally or in writing, that is intended to, or would reasonably be expected to, disparage the Company or any officers, directors, partners, managers, members, employees, representatives, agents, or investors of the Company.

e.	Reasonableness of Restrictions. Executive agrees that the scope and duration of the restrictions and limitations described in Section 9 are reasonable and necessary to protect the legitimate business interests of the Company. In particular, but without limiting the foregoing, Executive acknowledges and understands that the Company does business throughout the world and, therefore, Executive’s physical presence in a certain location is not necessary for Executive to threaten the Company’s protectable business interests. Accordingly, Executive understands and agrees that the geographic limitations set forth in this Agreement are reasonable and necessary under the circumstances. The existence of a cause of action by Executive against the Company shall not constitute a defense to enforcement of the restrictions on Executive contained in this Agreement.

f.	Tolling. In the event that Executive breaches any of the restrictive covenants as set forth in Sections 9(b)-(d) of this Agreement, the periods of non-competition and/or non-solicitation described in Sections 9(b)-(d) will be extended by an amount of additional time equal to the amount of time between when such breach commenced and ending when the activities constituting such breach ended.

g.	Modification of Restrictive Covenants. The covenants contained in this Section will be construed as a series of separate covenants. If any such restriction or covenant shall be held by any court of competent jurisdiction to be void or unenforceable, but would be valid if modified in scope, deleted in part, or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. In the event that any of the provisions of this Section 9 are deemed to exceed the time, geographic, or scope limitations permitted by law, then it is the intent of the parties that such provisions be reformed to the maximum time, geographic, or scope limitations found permissible under applicable law and consistent with the Parties’ intent.

h.	Notice to Third Parties. Executive agrees that for so long as Executive is subject to the non-competition and non-solicitation restrictions under this Agreement, Executive shall inform any entity or person with whom Executive may seek to enter into a business relationship (whether as an owner, employee, independent contractor or otherwise) of Executive’s contractual obligations under this Agreement. Executive also understands and agrees that the Company may, with or without prior notice to Executive and during or after Executive’s employment with the Company, notify third parties of Executive’s agreements and obligations under this Agreement. Executive further agrees that, upon written request by the Company, Executive will respond to the Company in writing regarding Executive’s compliance with all terms of this Agreement.

10.	Cooperation with Government Agencies; DTSA Notice. Executive acknowledges that nothing in this Agreement: (a) prevents Executive from discussing or disclosing information about conduct that I reasonably believe is unlawful under state, federal, or common law (including unlawful discrimination, unlawful harassment, unlawful retaliation, a wage-and-hour violation, sexual assault, and conduct that is recognized as against a clear mandate of public policy) that occurs in the workplace, such as conduct at Company coordinated work-related events, between employees, or between the Company and an employee, whether on or off the Company premises or work site; (b) limits Executive’s (or Executive’s attorney’s) (i) ability to communicate with any Government Agency in any manner without notice to or approval from the Company, including providing Confidential Information to Government Agencies not otherwise protected from disclosure by any applicable law or privilege, such as the attorney-client privilege; (ii) ability to file a charge or complaint with a Government Agency or otherwise participate in any investigation or proceeding that may be conducted by a Government Agency without notice to or approval from the Company; or (iii) right to receive an award for information provided to any Government Agency; (c) prevents Executive from disclosing any information that Executive has a legally protected right to disclose, including, any whistleblower activity that is protected under any whistleblower provisions of federal, state, or local laws or regulations; or (d) prohibits, restricts, or impedes Executive from discussing or disclosing Executive’s or others’ terms and conditions of employment (including wages or working conditions) as permitted under the National Labor Relations Act or applicable state law. Notwithstanding any terms to the contrary in this Agreement, pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.	Enforcement. Executive acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 6-9 (the “Restrictive Covenants”) is to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event Executive breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of Executive’s obligations under the Restrictive Covenants would be inadequate. Executive therefore agrees and consents that if Executive commits any breach of a Restrictive Covenant, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security (or, where such a bond or security is required, Executive agrees that a $1,000 bond will be adequate) and without the necessity of proof of actual damage.

12.	No Prior Agreements. Executive hereby represents and warrants that: (i) Executive is not subject to any restrictive covenant in any agreement, and no contractual or other commitment or covenant (including, but not limited to, obligations of confidentiality and/or covenants not to compete with prior companies) exists which would prevent or impair Executive’s full performance of Executive’s duties and responsibilities under this Agreement and as an employee of the Company; and (ii) Executive’s full performance of Executive’s duties for the Company and as an employee of the Company does not and will not breach any prior agreement. Executive understands that the Company does not seek any non-public proprietary information or trade secrets which Executive may have acquired from a previous employer. Executive agrees that Executive will not, during Executive’s employment with the Company, improperly use or disclose any non-public proprietary information or trade secrets of any former employer or other person or entity and that Executive will not bring onto the premises or into the electronic systems of the Company any non-public proprietary information or trade secrets belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

13.	Liability Insurance; Indemnification.

a.	Directors’ and Officers’ Liability Insurance. Company shall obtain and maintain directors’ and officers’ liability insurance (“D&O Insurance”) providing coverage to Executive on terms that are no less favorable than the coverage provided to other similarly situated directors and senior officers of the Company. Upon Executive’s termination of employment, Company shall continue D&O Insurance on terms no less favorable than the coverage provided to similarly situated directors and senior officers of the Company for at least a period of six years following the Date of Termination.

b.	Indemnification. The Company and Executive shall enter into an indemnification agreement substantially in the form attached as an exhibit to the Company’s Current Report on 8-K filed with the Securities and Exchange Commission on July 2, 2026.

14.	Cooperation. Executive agrees to cooperate fully with the Company, including any attorney or other consultant retained by the Company, in connection with any pending or future litigation, arbitration, business, or investigatory matter in which Executive was involved or had knowledge by virtue of Executive’s employment with the Company. When feasible, the Company agrees to provide Executive with reasonable notice of the need for assistance and to schedule Executive’s assistance around Executive’s other personal and professional commitments.

15.	Mutual Representations.

a.	Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive’s personal advisors. Executive further acknowledges that the Company has not provided Executive with any legal advice regarding this Agreement.

b.	Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) shall not constitute a default under, or conflict with, any agreement or other instrument to which he is a party or by which he is bound and (ii) as to his execution and delivery of this Agreement, do not require the consent of any other person.

c.	Each party hereto represents and warrants to the other that this Agreement constitutes the valid and binding obligations of such party enforceable against such party in accordance with its terms.

16.	Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (i) personally in writing, (ii) by nationally-recognized overnight delivery service, or (iii) by electronic mail. Notices shall be addressed to the parties at the following addresses, or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 16:

If to the Company:	Chair of the Board of Directors
StablecoinX Inc.
6160 Warren Parkway, Suite 100
Frisco, Texas 75034

with a copy to:

Mr. Elliott Smith
Ashurst Perkins Coie
1155 Avenue of the Americas
22nd Floor
New York, New York 10036-2711

If to Executive:	The last address shown on the Company’s records.

17.	Assignment and Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer, license or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law). Anything herein to the contrary notwithstanding, Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death or judicially determined incompetence by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate, or other legal representative.

18.	Mutual Agreement to Arbitrate Disputes. Except as otherwise provided in this Section, the Parties mutually agree that, as a condition of Executive’s employment with the Company, any and all claims or controversies arising between Executive and the Company, including, without limitation, any and all claims or controversies arising out of or otherwise relating to Executive’s employment with the Company or this Agreement, shall be adjudicated exclusively by way of mandatory, final, and binding arbitration.

a.	Specifically, this Agreement requires the Parties to submit to arbitration all claims between Executive and the Company, including, by way of example and without limitation, claims of: wrongful discharge of employment; tort; breach of contract, whether express or implied; breach of the covenant of good faith and fair dealing, whether express or implied; negligent or intentional infliction of emotional distress; negligent or intentional interference with contract or prospective economic advantage; defamation; discrimination, retaliation, and/or harassment based on age, race, color, religion, disability, national origin, ancestry, citizenship, or any other protected basis under federal, state, or local law; violation of the Family and Medical Leave Act, as amended; violation of the Fair Labor Standards Act, as amended; violation of the Older Workers Benefit Protection Act, as amended; violation of the Age Discrimination in Employment Act, as amended; violation of any laws governing or otherwise pertaining to the payment of wages; violation of the Fair Credit Reporting Act, as amended; violation of the Employee Retirement Income Security Act, as amended; violation of the Worker Adjustment and Retraining Notification Act, as amended; violation of the Texas Commission on Human Rights Act, Section 451.0010 of the Texas Workers Compensation Act, the Sabine Pilot Doctrine, or the Texas Payday Act; or violation any other law, statute, regulation, or ordinance governing or otherwise pertaining to employment (collectively, the “Arbitrable Claims”). Arbitrable Claims include any and all Claims (i) which could have been brought by either Party, whether individually, by joining a pre-existing action, or otherwise, as of the Effective Date of this Agreement, and (ii) any and all Arbitrable Claims which arise after the Effective Date. Notwithstanding the foregoing, Arbitrable Claims do not include: (A) claims by Executive for workers’ compensation benefits; (B) claims by Executive for unemployment compensation benefits; (C) claims brought by Executive or the Company in a court of competent jurisdiction seeking to compel arbitration under this Section, or to enforce an arbitration award; (D) claims brought by Executive or the Company to obtain preliminary injunctive relief as a precursor to arbitration of Arbitrable Claims; (E) claims for which Executive has a non-waivable right to file a claim or charge against the Company with a government enforcement agency; (F) claims that, as a matter of federal, state or local law, the Parties cannot agree to arbitrate (unless such claims are preempted by federal law), including sexual harassment and sexual assault claims. Nothing in this Section will prohibit or prevent either party from seeking or obtaining injunctive or other equitable relief in court for emergency temporary or emergency injunctive relief, including injunctive or equitable relief as provided under Section 11.

b.	Unless the Parties agree to another administrator, arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”) and Federal Rule of Civil Procedure Rule 68. The JAMS Rules are available online at http://www.jamsadr.com/rules-employment-arbitration and Federal Rule of Civil Procedure Rule 68 is available at http://www.law.cornell.edu/rules/frcp/rule_68. Both are available from the Company upon request. If there is a conflict between the JAMS Rules and this Agreement, this Agreement governs. The arbitration shall be conducted in New York, New York, and shall be presided over by one arbitrator.

c.	Unless applicable law requires otherwise, the arbitrator will have the authority to determine the enforceability, validity and scope of this Agreement, as well as whether a claim is arbitrable, all of which will be decided under the United States Federal Arbitration Act (“FAA”). The Parties acknowledge that the Company’s business and Executive’s employment involve interstate commerce and thus, this Agreement, any arbitration proceedings held pursuant to this Agreement, and any state or federal court or other proceeding concerning arbitration under this Agreement are expressly subject to, and governed by, the FAA.

d.	The arbitrator may award the same remedies and/or relief that would have been available to the Parties had the matter been heard in court. The arbitrator shall not, under any circumstance, have the authority to award a remedy that is not provided for or otherwise available under the statute or other applicable law that governs the at-issue Arbitrable Claim. The arbitrator shall have the authority to adjudicate any cause of action, or the entire claim, pursuant to a motion for summary judgment and/or adjudication, to set deadlines for filing motions for summary judgment and/or adjudication, and to set briefing schedules for any motions. The arbitrator shall have the authority to issue third party subpoenas and to hear and rule on other prehearing disputes and motions. Any Party may be represented by an attorney and may conduct discovery sufficient to allow the Parties to adequately arbitrate or defend against a claim, including access to essential documents and witnesses.

e.	All arbitration fees and costs relating to the arbitrator and the arbitration proceeding itself will be paid for by the Company except that the Executive shall be responsible for paying the initial filing fees as provided by the JAMS Employment Arbitration Rules & Procedures. Each Party will pay its own attorneys’ fees and costs, if any; provided that if either Party prevails on a claim which affords the prevailing Party attorneys’ fees pursuant to applicable law, statute, or contract, the arbitrator may award reasonable attorneys’ fees and costs consistent with applicable law.

f.	The Parties each expressly waive the right to a jury trial and any other civil court proceeding and are giving up the right to file a lawsuit in Court with respect to Arbitrable Claims. The Parties agree that the arbitrator’s award will be final and binding on the Parties, except as applicable law provides for judicial review of arbitration proceedings.

19.	Governing Law; Amendment. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by Executive and the Company or their respective successors and legal representatives.

20.	Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Executive (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”) and (ii) but for this Section would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s Payment shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such Payments being subject to the Excise Tax; provided that the Payments shall not be so reduced if the Company determines, based on the advice of an accounting firm selected by the Company prior to a Change of Control (the “Accountants”), that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 19 shall be made in writing in good faith by the Accountants. The reduction of the Payments shall be made in the order determined by the Committee, provided that such reduction will be made in a manner that that is intended to comply with Section 409A to the extent applicable. For purposes of making the calculations required by this Section 20, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Section 20, and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 20.

21.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

22.	Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations, including FICA or any other tax obligation (“Tax Withholding Obligation”). You authorize the Company, its affiliates or their respective agents, at their discretion, and subject to any limitations under applicable law, to satisfy any Tax Withholding Obligations by one or a combination of the following: (i) withholding from your wages or other cash compensation payable to you; (ii) withholding from proceeds of the sale of shares of Company stock acquired pursuant to this Agreement either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization and without further consent); (iii) subject to approval by the Company, withholding a whole number of shares of Company stock that otherwise would have been acquired pursuant to this Agreement; (iv) requiring a payment from you by cash, check or wire transfer; or (v) any other arrangement approved by the Company and permitted under applicable law.

23.	Recoupment. Payments under this Agreement are subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by applicable law or that the Company adopts.

24.	No Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement. Any provision of this Agreement may be waived by the parties hereto; provided that any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by each party and such waiver must specifically refer to this Agreement and to the terms or provisions being modified or waived.

25.	Section 409A. This Agreement is intended to satisfy the requirements of Section 409A of the Code, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company or its Affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the Date of Termination of Executive’s employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to Executive on the earlier of the six (6) month anniversary of Executive’s Date of Termination or death. To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Executive’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of Executive’s Date of Termination or death. Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided only upon a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“Short-Term Deferrals”) and (b)(9) (“Separation Pay Plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any expense reimbursement (including without limitation any reimbursement of interest or penalties related to taxes) or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

26.	Headings. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

27.	Entire Agreement. This Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto.

28.	Counterparts; Electronic Signature. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the legal effect of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose. The parties mutually agree to use electronic signature technology to expedite the execution of this Agreement, pursuant to the Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transaction Act, and/or any other applicable state or local law, and such electronic signatures will be enforceable as if original/handwritten.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

EXECUTIVE		STABLECOINX INC.

By:	/s/ Young Cho	By:	/s/ Edward Chen
Name: Young Cho		Name:	Edward Chen
		Title:	Chairman

Date: September 7, 2026		Date: September 7, 2026

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

1. Intent. This is a Separation Agreement and General Release (the “Agreement”) between Young Cho (“Executive”) and StablecoinX Inc. (the “Company”) concerning Executive’s separation from employment with the Company. Executive and the Company collectively shall be referred to herein as the “Parties,” or may be referred to individually as a “Party.”

2. Wages and Notice. The Company has notified Executive that Executive’s employment shall end effective ________________ (the “Separation Date”). Within six (6) calendar days of the Separation Date, the Company has paid, or will pay to, Executive all accrued but unpaid wages (including any accrued but unused vacation time/paid time off, bonuses, commissions, and other compensation) and unreimbursed business expenses due to Executive for services through the Separation Date. Executive is entitled to receive the accrued but unpaid wages even if Executive does not sign this Agreement and accept the Severance identified below in Section 4. Executive acknowledges that Executive is not entitled to any other payments or compensation from the Company except as identified in and provided by this Agreement.

3. Benefits. Unless expressly set forth in Section 4 below, this Agreement does not affect Executive’s rights to receive the vested benefits under the Company’s health benefit plans and any 401(k) plan. Executive’s rights to benefits under those plans are governed by the terms of those plans. Executive’s rights to elect continued group health insurance coverage are governed by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) and/or any state laws of similar effect. The Company will provide information about electing such coverage in a separate notice.

4. Severance. In consideration for Executive’s promises and obligations under this Agreement, including the General Release of Claims in Section 5, the Company will provide the following payments and benefits as severance (the “Severance”):

[Insert provisions from Section 4(b) or 4(c) as applicable.]

The Severance is paid pursuant to Section 4(d) of Executive’s Employment Agreement dated as of ___________ with the Company (the “Employment Agreement”), which requires Executive to execute a general release of claims in favor of the Company. Executive acknowledges that Executive has no right to Severance except under this Agreement and that the Severance constitutes sufficient consideration for Executive’s promises and obligations in this Agreement.

5. General Release of Claims. In consideration of the Severance and other valuable consideration provided herein, Executive shall and hereby does fully release the Company from any and all legal claims that might arise from acts or omissions that occurred up to and including the Effective Date. This release covers the Company and all of its parent companies, subsidiaries, predecessors, affiliates, and present and former owners, directors, officers, employees, attorneys, insurers, accountants, tax advisors, managing agents, agents, successors, investors, assignees, and all other representatives of the Company, individually and in their corporate or other representative capacities (hereinafter these released parties are referred to collectively as “Releasees”). The claims released here against Releasees include, without limitation:

a. Any claim for damages, fees, costs, equitable relief, restitution, or for any other kind of remedy, arising out of or related to Executive’s relationship with and contacts with the Company or Releasees.

b. Any claims in federal, state, or local statutory or common law, including ordinances, regulations, and wage orders relating to Executive’s employment with the Company and Executive’s separation from employment with the Company, including, without limitation: (i) claims for any form of discrimination, harassment, retaliation, wrongful termination, failure to accommodate, failure to provide leave, or notice regarding employment status, including any claims under: the Employee Retirement Income Security Act; the National Labor Relations Act; the Civil Rights Act of 1866, including, but not limited to, Sections 1981 and 1983; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Genetic Information Nondiscrimination Act; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Immigration Reform and Control Act; the Worker Adjustment Retraining and Notification Act (“WARN”); the Family and Medical Leave Act; the Fair Credit Reporting Act; the Uniformed Services Employment and Reemployment Rights Act; the Occupational Safety and Health Act; the Families First Coronavirus Response Act; any state and local employment laws regarding COVID-19; the Texas Commission on Human Rights Act; Section 451.0010 of the Texas Workers Compensation Act; the Sabine Pilot Doctrine; and the Constitutions of the State of Texas and the United States; (ii) claims relating to the payment of wages, salary, compensation, or penalties under any local, state, or federal law, statute, regulation, or ordinance that may be legally waived and released, including any claims under: the Texas Payday Act; the Federal Fair Labor Standards Act; and the Equal Pay Act; (iii) breach of contract; breach of the implied covenant of good faith and fair dealing; violation of any privacy right; defamation; libel; slander; claims for fraud or fraudulent inducement including for entering this Agreement; whistleblower claims; misrepresentation claims; intentional and negligent infliction of emotional distress; (iv) any and all claims for equitable relief, restitution, and other money damages and damages; (v) any and all claims for attorney’s fees and/or costs; and (vi) any other legal limitation on the employment relationship. The identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

c. For avoidance of doubt, this Agreement releases any claims Executive may have related to Executive’s employment with the Company, including, but not limited to, any claims for severance pay, breach of contract, salary, bonus pay, commissions, incentive pay, overtime pay, final wages, minimum wages, off-the-clock work, penalties, such as penalties for wages due on termination, or any pay, premium, or penalty provided for under the Texas Payday Act the Fair Labor Standards Act, and any other applicable wage-and-hour statute that may be legally waived and released (collectively “Wages”). By accepting this Agreement, Executive acknowledges that the Company disputes any claim Executive may have for Wages, whether known or unknown. Executive does not contend that the Company’s dispute is anything other than a bona fide (meaning a genuine and good faith) dispute.

d. The Company has paid, or will pay, Executive within six (6) days of the Separation Date all compensation due through the Separation Date as set forth above, and Executive has received all compensation and business expense reimbursements; thus, any claim by Executive, or made on Executive’s behalf for further, other, or additional compensation or reimbursement is subject to, and will constitute, a good faith dispute.

e. Executive agrees that, to the extent rights that may exist under any statute or regulation encompassed in this Section cannot be released as a matter of law, Executive waives the right to recover anything under such statutes or regulations to the maximum extent permitted by applicable law, and Executive further agrees to provide reasonable assistance if any released claim requires judicial approval or requires the submission of any documents to any governmental agency.

This release by Executive does not cover any claim or right Executive cannot waive as a matter of law, such as rights to workers’ compensation benefits, unemployment benefits, vested benefits under the Company’s benefit or equity plans, claims against the Company for breach of its obligations under this Agreement, claims for indemnification, or any claims that might arise after the Effective Date.

6. Waiver of Unknown Claims. Executive waives (a) all rights that Executive may have based on any unknown and undiscovered facts, and (b) all rights that are provided for under any law which limits the scope of a release based on unknown facts.

7. Promise Not to Sue. Executive represents that Executive has not filed any complaints, charges, or lawsuits against the Company or Releasees with any governmental agency (excluding the Securities and Exchange Commission (“SEC”)) or any court. For avoidance of doubt, this Section and Agreement do not require Executive to disclose or make any representation as to any prior communications or other dealings with the SEC, and nothing in this Section and Agreement prohibits Executive from communicating with or providing information to the SEC under Section 21F of the Securities Exchange Act. Executive agrees that Executive will not initiate any actions (in civil court or arbitration) regarding the claims released under this Agreement, whether on Executive’s own behalf or in a class or representative capacity, and will not be a member of a class or other collective mechanism with respect to any released claims (including, but not limited to, claims pursuant to any unfair competition law of any jurisdiction), and warrants and represents that Executive will take all steps necessary to ensure that Executive is not a member of a class or collective with respect to such claim.

8. Reaffirmation of Obligations Regarding Confidential Information. Executive acknowledges that, during Executive’s employment with the Company, Executive has received confidential information that belongs to the Company. Executive represents and warrants that Executive has complied with, and is currently in compliance with, the obligations contained in Sections 6-9 of the Employment Agreement and Executive hereby reaffirms and agrees that they are fully valid, supported by mutually agreed-upon consideration, and enforceable and shall remain in full force and effect following Executive’s Separation Date. There are important limitations on the confidentiality obligations described in this Section and in the Employment Agreement, which are set forth in Sections 7 and 10 of this Agreement and contained in 18 U.S.C. § 1833(b), the federal Defend Trade Secrets Act. Nothing in this Agreement or the Employment Agreement is intended to penalize, prevent, hinder, or discourage any disclosure protected by those sections. Accordingly, Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

9. Non-disparagement. To the maximum extent permitted by applicable law, Executive agrees not to make any written or oral disparaging statements (including on any social media platform) about the Company or Releasees, including, without limitation, the Company’s and/or a Releasee’s current and former officers, directors, employees, agents, representatives, investors, products, or services.

10. Lawful Disclosure of Information. Nothing in this Agreement, the Employment Agreement, any other agreement between Executive and the Company, or any Company policy:

a.	Prohibits, restricts, or impedes Executive from discussing the terms and conditions of employment (including wages, hours or working conditions) to the extent such rights cannot be waived by agreement.

b.	Prevents Executive from communicating, in any manner, with the SEC (including providing Confidential Information, as defined in the Employment Agreement, not otherwise protected from disclosure by any applicable law or privilege, such as the attorney-client privilege) or requires Executive to provide the Company notice when communicating, in any manner, with the SEC.

c.	Prohibits Executive from providing truthful information (including Confidential Information, as defined by applicable law and/or in the Employment Agreement, not otherwise protected from disclosure by any applicable law or privilege, such as the attorney-client privilege) or testimony to a governmental, judicial, regulatory, legislative, and/or administrative entity, agency, or court, or to third parties, such as when acting as a witness or participating in a legal investigation.

d.	Prevents Executive from providing testimony as a witness in any proceeding, providing information or testimony as permitted by applicable law, or filing a charge or complaint with, maintaining the confidentiality of, or participating in or assisting with, an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the SEC, or any other federal, state, or local agency charged with the enforcement of any laws. By entering into this Agreement, however, Executive is waiving rights to individual relief based on claims asserted in such a charge or complaint. This waiver does not apply if it is otherwise prohibited by law, including whistleblower awards under Section 21F of the Securities Exchange Act. Notwithstanding the foregoing, Executive agrees to waive the right to receive future monetary recovery directly from the Company, other than as set forth in this Agreement. This waiver includes Company payments that result from any complaints or charges that Executive files with any governmental agency or that are filed on Executive’s behalf.

11. Return of Company Property. By signing this Agreement, Executive represents and affirms that (a) Executive has returned to the Company all property belonging to the Company, including, but not limited to, Confidential Information (as defined in the Employment Agreement) and any and all computers, laptops, cell phones, electronic devices, keys, keycards, files, hard-copy documents, documents, emails, chats, information and/or data stored in electronic files and/or electronic storage devices, USB drives, other electronic media, equipment, software, and any and all copies of such Confidential Information and Company property, both electronic and hard copy, that were in Executive’s possession, custody, or control (including on Executive’s personal computers, cell phones, email accounts, cloud-based accounts, or other electronic storage devices); (b) Executive no longer possesses or has control over any Company property, including Confidential Information; and (c) Executive has not made or distributed any copies, duplicates, reproductions, or excerpts of such materials. Executive further agrees to provide the Company with access to all Company-related computer files, software, accounts, computers, laptops, electronic storage devices, and any and all passwords needed to access those items. Executive further represents and affirms that Executive has not used or disclosed any Confidential Information or other Company property for competitive purposes.

12. Section 409A. The Parties intend that all payments and benefits in this Agreement are exempt from Section 409A of the US Internal Revenue Code of 1986, as amended (the “Code”), and any ambiguities will be interpreted to the greatest extent possible consistent with that intention. To the extent not so exempt, the Parties intend that all payments and benefits comply with Section 409A, and any ambiguities will be interpreted to the greatest extent possible consistent with that intention. Every payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Executive shall have no right to control the timing of the payments under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company makes no guarantee or representation that payments provided for under this Agreement will be exempt from, or comply with, Section 409A and the Treasury Regulations promulgated thereunder. Notwithstanding the foregoing, if Executive is a “specified employee” within the meaning of Section 409A, then no amounts payable to Executive due to a separation from service, whether pursuant to this Agreement or otherwise, that are considered deferred compensation for purposes of Section 409A (together, the “Deferred Payments”) will be paid until the date that is six (6) months and one (1) day following the date of Executive’s separation from service, at which time all amounts previously due will be paid in a lump sum, with the balance paid on the original schedule.

13. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorney’s fees and costs.

14. Right to Legal Advice and ADEA Consideration Period. This Agreement is intended to comply with the OWBPA for the release of claims under the ADEA. Executive acknowledges receipt of this Agreement on [DATE]. Executive acknowledges that Executive is entitled to twenty-one (21) days to consider whether to sign this Agreement up to [DATE] (“Consideration Period”). By accepting this Agreement, Executive acknowledges and agrees that Executive is waiving rights and claims under the ADEA, as well as any similar state law. Executive may sign this Agreement or reject it at any time during the Consideration Period. If Executive signs this Agreement before the Consideration Period has ended, Executive has voluntarily waived any remaining Consideration Period and does so on a knowing and voluntary basis. The Consideration Period allows Executive time to consider whether to execute this Agreement and to seek the advice of legal counsel or other advisors to be able to make an informed decision. Executive has the right—and is hereby advised in writing—to consult an attorney about this Agreement before signing it. Executive and the Company agree that any changes, whether material or immaterial, do not restart the running of the twenty-one (21) day period, as permitted under applicable law. Executive understands that it is Executive’s voluntary decision to sign before the end of the Consideration Period.

15. Revocation of Agreement. Within seven (7) days of signing this Agreement, Executive may revoke it. This Agreement will not become effective and enforceable, and Executive will not receive the Severance, unless and until the seven (7)-day revocation period passes without such a written revocation. If Executive decides to revoke this Agreement, the revocation must be made in writing and delivered during the seven (7)-day period to the Chair of the Board of Directors of the Company, at [ADDRESS, EMAIL ADDRESS].

16. Effective Date. This Agreement becomes effective and binding eight (8) days after Executive signs and returns the fully and properly executed Agreement to the Company, so long as Executive has not revoked it (“Effective Date”).

17. Attorney’s Fees. Each Party shall be solely responsible for his, her, their, or its own attorney’s fees and costs in the event of any litigation or other dispute between them concerning the application, enforcement, or effect of this Agreement, including any action to recover damages or other relief based on claims released by this Agreement. The Parties expressly waive any right to recover attorney’s fees and costs in any such litigation or dispute.

18. Amendment. This Agreement may not be modified or amended except in writing signed by Executive and an authorized executive of the Company.

19. Mutual Agreement to Arbitrate Disputes. Section 19 of the Employment Agreement (the “Mutual Agreement to Arbitrate Disputes”) is hereby incorporated by reference into this Agreement. The Parties acknowledges and agree that they are and, after the Effective Date of this Agreement, shall remain, bound by the terms and conditions of the Mutual Agreement to Arbitrate Disputes. Consistent with the Mutual Agreement to Arbitrate Disputes, the Parties further agree that any legal suit, action or proceeding arising out of or based upon this Agreement shall be adjudicated by way of mandatory, final, and binding arbitration pursuant to the procedures set forth in the Mutual Agreement to Arbitrate Disputes.

20. Choice of Law. The laws of the State of Texas, without respect to its provisions for conflict of laws, shall govern this Agreement.

21. Severability. If any provision in this Agreement is found to be illegal or unenforceable, it will not affect the remaining provisions, and the rest of this Agreement shall continue in effect to the fullest extent possible. Any court, arbitrator, or tribunal of competent jurisdiction shall have the power to modify any illegal or unenforceable provision as necessary to comply with applicable law and to make this Agreement enforceable to the maximum extent allowed. If any portion of this Agreement or the entire Agreement is found illegal, unenforceable, or invalid, the Parties agree to enter into a new agreement whereby Executive agrees to a valid, full, and general release of claims.

22. No Admissions. The Parties agree that entering into this Agreement and their negotiations regarding this Agreement shall not be deemed or construed as an admission of fault, liability, or the truth of any claim, demand, charge, cause of action, or alleged fact relating to the subject matter and terms of this Agreement.

23. Entire Agreement. This is the entire Agreement between Executive and the Company concerning Executive’s separation from employment with the Company. It supersedes all prior agreements except the Employment Agreement, and any equity incentive or stock option agreements, which continue in full force and effect according to their terms.

24. Knowing and Voluntary Agreement. Executive has read this Agreement, and understands its terms, including the fact that it releases any claim Executive might have against the Company, including any claims under the ADEA. Executive acknowledges Executive has not relied on any statement or promise that is not written in this Agreement. Executive enters into this Agreement voluntarily and was not coerced into signing it; Executive agrees to all the Agreement’s terms and significance knowingly, deliberately, without duress or reservation of any kind, and after having given the matter full and careful consideration. Executive understands Executive is not waiving any rights or claims that may arise after the date this Agreement takes effect, and Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled. Executive was advised in writing, through this Agreement, to consult with an attorney of Executive’s choice about this Agreement, and Executive has had an opportunity to consult counsel of Executive’s choice, if Executive so desires, and Executive has either done so or voluntarily chosen not to do so.

25. Counterparts; Electronic Signature. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the legal effect of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose. The Parties mutually agree that either Party may use electronic signature technology to expedite the execution of this Agreement, pursuant to the Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transaction Act, and/or any other applicable state or local law, and such electronic signatures will be enforceable as if original/handwritten.

AGREEING TO AND ACCEPTING ALL OF THE PRECEDING TERMS:

Young Cho	StableCoinx INC.

Signature	Signature of Company Representative

Date	Printed Name

Date